EXHIBIT A
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                                   AGREEMENT
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             drawn up and signed in              on September 4, 1997
                                   --------------   -----------------

                                 by and between

                               Naphtha Congo Ltd.
           a company organized and existing under the Laws of Israel
                         (hereinafter: "Naphtha Congo")

                               of the first party
                               ------------------

                                  and between

                    Equital Ltd. (formerly Pass-Port Ltd.),
           a company organized and existing under the Laws of Israel
                            (hereinafter: "Equital")

                              of the second party
                              -------------------

                                  and between

                                  Isramco Inc.
                   a corporation organized under the laws of
                          the State of Delaware, USA,
                        (hereinafter called: "Isramco")

                              of the third party.
                              -------------------

Whereas
          and of January 22, 1997 two Production Sharing Agreements(hereinafter:
          "P.S.A.") were signed by and between the Government of Congo and Naphtha Congo; one agreement concerning the development of the Tilapia oil-field ,and the second agreement concerning explorations for oil and/or gas in the licensing area of Marine 3, both in the region of the continental shelf of the Republic of Congo (hereinafter: "the Projects") and

Whereas
          the P.S.A. became effective on April 4, 1997 (upon the authorization of the Republic of Congo and the issue of a decree concerning them), and


Whereas
          Naphtha Congo has signed on the P.S.A. as the representative of Equital and of Naphtha Israel Petroleum Corporation Ltd. (hereinafter:
          "Naphtha") and on their behalf, and

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Whereas
          on May 1, 1997 a Joint Venture Agreement was signed by and between Naphtha, Equital and Naphtha Congo (hereinafter: "J.V.A."), which arranges the principles of the joint venture for the execution of the projects, and a copy of which is attached to this agreement (including all its Appendices) and is marked as Appendix Number 1, and

Whereas

          Isramco is interested in purchasing and receiving by transfer from Equital, and Equital is interested in transferring and assigning to Isramco, its share, as well as its rights and obligations, in the joint venture, and all subject to the provisions of this agreement.

Therefore it is declared, stipulated and agreed between the parties as follows:

     1. The preamble to this agreement and the appendices thereto constitute an integral part thereof.

     2. Equital sells and transfers to Isramco, and Isramco purchases and receives by transfer from Equital, the share of Equital in the joint venture, that is, 50% of all the rights, privileges, duties and obligations in the joint venture, according to the J.V.A. (hereinafter: "the rights sold"), subject to the conditions and the considerations detailed below.

     3.   Equital hereby declares and undertakes:

          a) That the J.V.A. (including all appendices thereto) is valid, and has not been annulled and/or amended;

          b) That its share in the joint venture (as stipulated in the J.V.A..) is 50%.

          c) That the entire joint venture (in its entirety) possesses the following rights: 100% of the rights according to the P.S.A. regarding the Tilapia oil-field; 50% of the rights regarding the Marine 3 licensing area (the remaining 50% of the rights regarding Marine 3 belong to Levdan Ltd., in accordance with the Levdan agreement) and in the undertakings contained in the J.V.A., the P.S.A., the Levdan agreement and the J.O.A. which are attached hereto as Appendices to the J.V.A.).

          d) That its rights in the joint venture are free of any lien and/or charge and/or debt and/or third party right.



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          e)   That no undertaking  has been made towards any person and that no option has been given to purchase the joint venture and/or part of it, and that Naphtha has given its consent in transfer the share of Equital in the J.V.A. to Isramco (according to clause 9 of the J.V.A.) as detailed in the Letter of Agreement, which is attached hereto and marked as Appendix 2;

          f) That on April 4, 1997 the Government of Congo issued a decree, a copy of which is attached hereto and marked as Appendix 3.


          g) That on May 7, 1997 Naphtha Congo paid to the Government of Congo the full sum due to it in accordance with the P.S.A. and also paid to Levdan Ltd, the full amount due to it in accordance with the "Levdan agreement" (as defined in the J.V.A.).

          h) That Equital and Naphtha have paid to Naphtha Congo the full amount which it paid according to clause (g) above (and in accordance with Clause 5 of the J.V.A.). In order to remove all doubt Equital paid its entire share in the payments, as stipulated in Clause 5 of the J.V.A. and does not owe any amount whatsoever to Naphtha Congo and/or to the joint venture.

          i)   That  subject  to  the  upholding  of  the   conditions  of  this
               agreement, no drawback exists preventing the transfer of its share in the J.V.A. to Isramco; and

          j) That contracting by means of this agreement has been lawfully authorised by its competent authorising bodies.

     4.   Isramco hereby declares and undertakes as follows:

          a) That it has received all the information and data relating to the joint venture and the projects;

          b) That it possesses the ability to assume all the undertakings of Equital in the joint venture regarding the execution of the projects:

          c) That no grounds exist, as far as they are concerned, which might prevent the execution of the venture which is the subject of this agreement; and


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


          d) That contracting by means of this agreement has been lawfully authorised by its competent authorising organs.

     5. Naphtha Congo declares and confirms that it signed the P.S.A. as the representative of Equital and Naphtha (in equal parts) and on behalf of them, and that Naphtha and Equital paid it the full sum which it paid for them to the Government of Congo and to Levdan (according to Clause 5 of the J.V.A.) and that no grounds exist, as far as they are concerned, which might prevent the transfer of the share of Equital to Isramco, subject to the upholding of all the stipulations of this agreement.

     6. In consideration for the transfer to Isramco of the share and the rights of Equital in the joint venture (50%), Isramco will pay Equital a sum of USD 2.7 million (composed of the sum of USD 150,000 for the rights relating to the license for Marine 3, in addition to USD 2.55 million for the rights in relation to the Tilapia field) (hereinafter: "the consideration").

     7. Isramco undertakes to pay to Equital the entire consideration as follows:

          a) an amount of USD 1 million will be paid upon signing this agreement.

          b) the balance of the consideration will be transferred, within seven days of signing this agreement, by a bank transfer to the bank account of Equital (details of which account will be provided to Isramco by Equital).

     8. It is expressly agreed that Isramco will assign to Equital 8% carried interest of its rights in regard to the Tilapia field, after pay-out. "Pay-out" means all the investments of Isramco in the Tilapia field, excluding the amount of USD 2.55 million which is paid according to this agreement and which will not be considered an investment for this purpose.

     9. It is expressly agreed that upon payment of the entire consideration, as stipulated in this agreement, all the sold rights will be transferred to Isramco, without the need for any further action, and Isramco will be deemed a party to the J.V.A. in the place of Equital, as was conditional upon it from the outset.

     10.

          a) This agreement will be subject to, and interpreted by, the laws of the State of Israel.


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          b)   Any dispute  arising  between the parties  will be resolved by an arbitrator to be appointed by the parties, and if the parties are unable to decide on an arbitrator, he will be appointed by the Chairman of the Israeli Bar Association, and this agreement will be deemed a bill of arbitration.

          c) Any amendment to this agreement will be invalid, unless it is made jointly by the parties.

          d) The addresses of the parties are as stated in the preamble to this agreement, and any notice made by one party to another by hand, or by facsimile, will be deemed to have reached its destination at the moment it was transferred.



                  In witness of which the parties have signed:




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Equital                          Naphtha Congo                           Isramco